Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS

Houston, Texas, November 4, 2009 - Dune Energy, Inc. (NYSE AMEX:DNE) today announced results for the third quarter of 2009.

Revenue and Production

Revenue for the third quarter totaled $15.2 million as compared with $36.3 million for the third quarter of 2008. Production volumes in the third quarter were 170 Mbbls of oil and 1.1 Bcf of natural gas, or 2.1 Bcfe. This compares with 177 Mbbls of oil and 1.4 Bcf of natural gas, or 2.5 Bcfe for the third quarter of 2008. In the third quarter of 2009, the average sales price per barrel of oil was $66.59 and $3.49 per Mcf for natural gas, as compared with $123.81 per barrel and $10.29 per Mcf, for the third quarter of 2008. The primary reasons behind the decrease in revenue were lower production and lower average sales prices in the third quarter of 2009 versus the third quarter of 2008. Average price received per Mcfe produced was $7.13 in the third quarter of 2009 versus $14.75 in the third quarter of 2008, or a 52% decline.

Costs and Expenses

Total lease operating expense for the third quarter was $7.6 million versus $10.5 million for the third quarter of 2008. DD&A expense was $5.5 million for the third quarter versus $12.2 million for the third quarter of 2008. Net cash G&A expense totaled $2.3 million for the third quarter of 2009 versus $3.4 million for the third quarter of 2008. The $1.1 million decrease reflects a continued emphasis on cost controls. Interest and financing expense, primarily associated with payment of 10.5% interest on the $300 million of Senior Secured Notes, was $8.8 million for the third quarter of 2009 versus $8.9 million for the third quarter of 2008.

Earnings

Net loss totaled $11.3 million for the third quarter of 2009 versus net income of $14.3 million for the third quarter of 2008. Preferred stock dividends were $9.7 million in the third quarter of 2009 versus $6.8 million in the third quarter of 2008. Net loss per share both basic and diluted for the quarter was $0.14, based on 148.2 million weighted average shares outstanding as compared with $0.08 basic earnings per share and $0.06 diluted earnings per share in the third quarter of 2008 with 93.7 million weighted average basic shares outstanding and 226.9 million weighted average diluted shares outstanding. The increased outstanding common shares are predominately associated with conversion of preferred shares into common shares.

Liquidity

At the end of the quarter, cash was $19.9 million versus $15.5 million at year end 2008. Accounts payable were $9.3 million in the current quarter versus $21.7 million at year end 2008. Availability under the Wells Fargo Foothill revolver was reset to $40 million in August 2009. Currently there is $17 million drawn against the revolver and $8.8 million issued in standby letters of credit. The $17 million is now considered a current liability as the maturity of the revolver is May 15, 2010. Under our Wells Fargo Foothill revolver, we are required to maintain $10 million of cash or availability at the end of each quarter.

Capital Program and Operations

In the third quarter of 2009, we invested $3.0 million primarily in workovers of existing wells and completion operations at the Alvin Townsite GU #1. New production from these operations plus the completion of the Wieting #32 at Chocolate Bayou Field should result in fourth quarter volumes averaging between 27 and 33 Mcfe/day depending on final rates on the wells and timing of production facilities. With increased commodity prices and resultant increased cash flow we anticipate initiating a 2-4 well drilling program in our Garden Island Bay field late in 2009 or early 2010.

Common Equity and Preferred Shares

At the end of the quarter there were 169.1 million common shares outstanding up from 139.4 million at the end of the second quarter reflecting the conversion of 23,610 preferred shares into 29.3 million new common shares. This total includes 15.8 million common shares issued to pay make-whole premiums. The make-whole premium can be paid at Dune’s election in cash or shares of common stock. When paid in shares of common stock, this creates significant dilution for the common stock holders. This provision is only applicable through June of 2010. At the end of the quarter there were 204,703 preferred shares outstanding.

James A. Watt, President and Chief Executive Officer commented “We continue to focus capital on high return projects within our fields while maintaining sufficient liquidity to be in compliance with all debt covenants. Increased production volumes and increased commodity prices should allow for the drilling of new wells within our fields as we move into 2010.”

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FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc., +1-713-229-6300